SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
                          Suspension of Duty to File
        Reports Under Sections 13 and 15(d) of the Securities Exchange
                                 Act of 1934.

                         Commission File Number 0-7469

                            TJ International, Inc.
-------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)



                           c/o Weyerhaeuser Company
                         33663 Weyerhaeuser Way South
                             Federal Way, WA 98003
                                (253) 924-5272

-------------------------------------------------------------------------------
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $1.00 per share
-------------------------------------------------------------------------------
         (Title of each class of securities covered by this Form)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]         Rule 12h-3(b)(1)(ii)              [ ]
Rule 12g-4(a)(1)(ii)       [ ]         Rule 12h-3(b)(2)(i)               [ ]
Rule 12g-4(a)(2)(i)        [ ]         Rule 12h-3(b)(2)(ii)              [ ]
Rule 12g-4(a)(2)(ii)       [ ]         Rule 15d-6                        [ ]
Rule 12h-3(b)(1)(i)        [X]

                 Approximate number of holders of record as of
                       the certification or notice date:


Description of Security                                No. of Holders
-----------------------                                --------------
Common Stock, par value $1.00 per                            1
share


          Pursuant to the requirements of the Securities Exchange Act of 1934 TJ International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 21, 2000                           By:/s/ Robert A. Dowdy
                                                     -----------------------
                                                     Name: Robert A. Dowdy
                                                     Title: Vice President